Important Notice Concerning Limitations on
Trading in Northfield Bancorp, Inc. Equity Securities

To: Executive Officers and Directors of Northfield Bancorp, Inc. and Northfield Bank

From: Madeline G. Frank, Corporate Secretary, Northfield Bancorp, Inc.

Date: December 10, 2008

1.

A “blackout period” will be imposed under the Northfield Bank (the “Bank”) Employee Savings Plan (the “401(k) Plan”). This blackout period, described in more detail below, is necessary in order for participants’ accounts in the 401(k) Plan to be transferred from RSGroup to Pentegra Retirement Services in connection with the change of the 401(k) Plan’s recordkeeper. Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, the executive officers and directors of the Bank will generally be prohibited from engaging in transactions involving equity securities of Northfield Bancorp, Inc. (including options and other derivatives based on Northfield Bancorp, Inc. stock) during this blackout period.

2.

As a result of the recordkeeper change from RSGroup to Pentegra Retirement Services, during the blackout period participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the Northfield Bancorp, Inc. Stock Fund under the 401(k) Plan, (2) take distributions of money invested in the Northfield Bancorp, Inc. Stock Fund, and (3) take loans of money invested in the Northfield Bancorp, Inc. Stock Fund.

3.

The blackout period for the 401(k) Plan is expected to begin on December 20, 2008, and end on or before January 12, 2009, provided, however, that the blackout period may be extended due to events that are beyond the control of Northfield Bancorp, Inc. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by contacting Madeline Frank at (732) 499-7200 ext. 2570.

4.

Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Northfield Bancorp, Inc. that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.

The prohibition covers securities acquired “in connection with service as a director or executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, restricted stock grant or other compensatory arrangement), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non- covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	There are certain exemptions, including:

Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

7.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

As a final reminder, please follow our existing procedures and contact Kathleen Owsiany or me before engaging in any transaction involving Northfield Bancorp, Inc. stock or derivatives based on Northfield Bancorp, Inc. stock during a blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during a blackout period.